                            LEISURE COMPLEXES, INC.

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

                            LEISURE COMPLEXES, INC.


                                    CONTENTS

                                                         Page
                                                         ----

Independent Auditors' Report                                1

Balance Sheet                                             2-3

Statement of Operations and Accumulated Deficit             4

Statement of Cash Flows                                   5-6

Notes to Financial Statements                            7-17

                             [FGM & CO. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT



To the Shareholders of
Leisure Complexes, Inc.:

We have audited the accompanying balance sheet of Leisure Complexes, Inc. at December 31, 1996, and the related statements of operations, accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leisure Complexes, Inc. at December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 7 to the financial statements, subsequent to December 31, 1996, the Company was acquired.




/s/ Feldman Gutterman Meinberg & Co.



June 27, 1997
Manhasset, New York

                            LEISURE COMPLEXES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                     ASSETS

Current Assets:
     Cash escrow - redeemable preferred stock                  $   1,300,000
     Parts, product & beverage inventory                             269,171
     Trade accounts receivables                                      116,910
     Loan receivable - employees                                      46,982
     Dividend receivable - workman's compensation                     19,556
     Deferred tax assets                                              83,565
     Prepaid assets                                                  189,647
                                                                ------------

         Total Current Assets                                      2,025,831
                                                                ------------
Property and Equipment, net of accumulated depreciation           26,790,945
                                                                ------------

Other Assets:
     Goodwill                                                        100,351
     Deferred charges, net of amortization                           355,003
     Deferred tax asset, net of deferred tax liability
      of $190,482                                                    119,605
     Security deposits                                                10,572
                                                                ------------

         Total Other Assets                                          585,531
                                                                ------------
         Total Assets                                           $ 29,402,307
                                                                ============






















                       See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
     Cash overdraft                                                $    126,732
     Accounts payable & accrued expenses and taxes payable            1,819,952
     Construction related payables - Sports Plus                      1,335,125
     Accrued interest payable                                           458,272
     Mortgages payable                                                  789,736
     Notes payable                                                      536,038
     Line of credit - State Bank of Long Island                         100,000
     Line of credit - Chase Manhattan Bank                              400,000
     Due to affiliates                                                   92,280
     League deposits                                                    205,682
     Tournaments & exchanges                                            153,396
     ProAm tournament advance deposits                                  159,593
     Vending & amusement games, advance deposits                         67,437
                                                                   ------------

         Total Current Liabilities                                    6,244,243
                                                                   ------------
Long-term Liabilities:
     Mortgages payable                                                9,332,081
     Notes payable                                                    1,745,194
     Construction loan                                               10,550,000
     Equipment loan                                                   3,700,000
     Loan guarantee fee                                                  90,553
     Notes payable - shareholders - Series I                             64,487
     Notes payable - shareholders - Series II                           450,000
     Other shareholder loans                                          1,257,000
     Sports Plus associated bank fees & costs payable                   712,500
                                                                   ------------

         Total Long-term Liabilities                                 27,901,815
                                                                   ------------
         Total Liabilities                                           34,146,058
                                                                   ------------
Redeemable Preferred stock                                            1,350,000
                                                                   ------------
Shareholders' Equity (Deficit):
     Capital stock                                                       50,000
     Additional paid in capital                                      (3,810,689)
     Accumulated deficit                                             (2,333,062)
                                                                   ------------

         Total Shareholders' Equity (Deficit)                        (6,093,751)
                                                                   ------------
         Total Liabilities & Shareholders' Equity (Deficit)        $ 29,402,307
                                                                   ============


                       See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1996



Sales                                                     $   14,092,648

Operating Expenses                                            11,972,573

Selling, General and Administrative Expenses                   1,631,683
                                                         ---------------
Income from Operations                                           488,392

Interest Expense                                              (1,974,719)

Other Income                                                     419,888
                                                         ---------------
(Loss) before(Provision)Benefit for Income Taxes              (1,066,439)

(Provision) Benefit for Income Taxes - Deferred                  203,170
                                                         ---------------

Net (Loss)                                                      (863,269)

Accumulated Deficit - Beginning of Year                       (1,469,793)
                                                         ---------------

Accumulated Deficit - End of Year                        $    (2,333,062)
                                                         ===============























                       See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996



Cash Flows From Operating Activities:
     Net (Loss)                                                   $    (863,269)
     Adjustments to reconcile net (loss) to net cash
       provided by operating activities:
         Depreciation and amortization charges                        1,510,815
         Provision/(benefit) for income taxes                          (203,170)
         (Increase) decrease in assets:
              Trade accounts receivable                                 (74,426)
              Dividend receivable - workmens compensation                 6,169
              Loan receivables - employee                                (5,589)
              Product and beverage inventory                            (39,614)
              Insurance reimbursement affiliate                           3,409
              Due to affiliates                                         148,931
              Prepaid real estate taxes and tax escrow                      307
              Prepaid assets                                            (17,225)
              Security deposits                                            (112)
              Deferred charges                                          (14,220)
         Increase (decrease) in liabilities:
              Accounts and accrued expenses and taxes payable         1,369,008
              Accrued interest payable                                  316,720
              League deposits                                           (43,501)
              Tournaments and exchanges                                  83,104
              Pro Am tournament advance deposits                       (101,933)
              Vending and amusement games, advance deposits              65,436
                                                                  -------------

                  Cash Provided By Operating Activities               2,140,840

Cash Flows From Investing Activities:
     Capital improvements and purchases of fixtures & equipment     (13,237,130)
                                                                  -------------

Cash Flows From Financing Activities:
     Proceeds from Chemical Bank construction loan                    6,488,073
     Proceeds from Chemical Bank - equipment loan                     3,313,784
     Additions to shareholders loans payable                          1,252,000
     Additional paid in capital due to officer stock agreement
       compensation plan                                                 33,000







                            (continued on next page)

                       See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (continued)

     Proceeds from State Bank of Long Island - term loan/line
      of credit                                                         600,000
     Proceeds from State Bank of Long Island - line of credit           100,000
     Issuance of redeemable preferred stock                          (1,300,000)
     Proceeds from preferred stock issuance                           1,300,000*
     Proceeds from Chemical Bank - line of credit                     1,600,000
     Aggregate principal repayments on mortgages/notes payable       (1,185,040)
     Repayment of line of credit - Chemical Bank                     (1,600,000)
     Partial repayment of loan to shareholder                           (70,000)
     Payment of commitment fee                                          (25,000)
                                                                  -------------

           Cash Provided From Financing Activities                   10,506,817
                                                                  -------------

           (Decrease) in Cash                                          (589,473)

           Cash and Cash Equivalents - Beginning of Year                462,741
                                                                  -------------

           Cash and Cash Equivalents - End of Year                $    (126,732)
                                                                  =============

Supplemental Disclosure of Cash Flow Information
     Cash Paid for Interest                                       $   1,974,719
                                                                  =============

Supplemental Disclosure of Non Cash Investing and Financing Activities:

     * In January 1997, a shareholder elected to convert their $50,000 Series II Note to the Company's new issuance of Convertible Redeemable Preferred Stock. This conversion is reflected at December 31, 1996.

     Upon the closing on August 8, 1996 of the sports and entertainment loan with Chase Manhattan, Chase Manhattan is deemed to have earned and therefore the Company has accrued $87,500 in commitment and success fees.
















                       See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Basis of Presentation:

         In previous years, the Company prepared its financial statements using the income tax basis of accounting. This basis differed from generally accepted accounting principles (GAAP) primarily because the Company revalued and stepped up the basis of certain assets over their historical cost when they were contributed in the tax-free reorganization of February 1, 1991. For the year ended December 31, 1996, the Company has changed its basis of presentation to reflect the financial statement in accordance of GAAP.

         All interdivision accounts and transactions have been eliminated.

         Organization:

         Leisure Complexes, Inc. ("The Company") formerly known as Melville Bowling Center, Inc. (prior to the February 1, 1991 merger) was incorporated May 1976 under the laws of the State of New York and elected Small Business Corporation ("S" Corporation) status for both Federal and New York State income tax purposes (see Note 4). The Company 's bowling division operates seven (7) facilities on Long Island.

         On July 1, 1996 the Company commenced partial business operations at Sports Plus(TM). Sports Plus(TM) is a Company created concept that operates a year round indoor family oriented active leisure and recreation center designed to provide a wide variety of entertainment for all ages. The facilities include bowling, ice skating, lasertag, virtual reality interactive sports, motion theater, restaurant, "Edutainment" center for tiny tots, lounge, snack bar, sports bar, and event center that will be used for large meetings, corporate gatherings, concerts, trade shows and conventions. The Company also manages an 18 hole executive golf course, driving range, and club house that is adjacent to the Sports Plus facility.

         Capital Structure:

              Redeemable Preferred Stock:

              On October 25, 1996 and again in April 1997, the Company released and issued a Private Placement Memorandum Offering to raise $6,000,000 of additional capital by issuing $100 Convertible Redeemable Preferred Stock. As of December 31, 1996, the Company raised $1,300,000 from this offering.

              The holder of the Company's preferred stock will be entitled to receive dividends at the rate of $20 per share accruing annually and warrants that will be valued based upon a future initial public offering of $30,000 for each $100,000 unit of preferred stock. The warrants will be exercisable and convertible at 120% of the IPO price. The Company presently intends to pay an annual dividend on its Cumulative, Non-Voting, NonParticipating, Convertible Redeemable Preferred Stock at the rate of $8 per share. It is the present intent of the Company that the remaining $12 dividend per share will accrue on the books of the Company and be paid in full, without interest, not earlier than any conversion or redemption of such preferred stock. If the Company calls the preferred stock prior to the IPO, the shareholder is entitled to an additional $15 per share for each share redeemed in addition to the call price (see Note 7).

              At December 31, 1996, dividends in arrears on the $20 cumulative redeemable preferred stock amounted to $19,239. This was paid upon liquidation of the cumulative redeemable preferred stock on July 24, 1997 when the Company was acquired (see Note 7).

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

         Capital Structure: (continued)

              Common Stock:

              In March 1997, the Board of Directors authorized a reclassification of the shares of no par value common stock of the Company at a value of $500,530, to common stock having a par value of $.01 per share, thus shares of common stock increased changing the number of shares authorized to 10,000,000, and issued and outstanding from 400 shares to 5,000,000 shares. This transaction was accounted for by issuing 5,000,000 shares of $.01 par value of common stock by increasing additional paid in capital in the amount of $450,530.
              This transaction is reflected in these financial statements.

              Since the Company plans to issue Convertible Redeemable Preferred Stock in connection with their private placement memorandum offering, they have reserved 1,409,524 shares as a result of the reclassification for issuance upon the sale and conversion of the maximum amount of the Convertible Redeemable Preferred Stock to be sold by this offering. The determination of how many shares need to be reserved is based upon managements and their placement and investment advisors, Josephthal Lyon & Ross, Inc. best estimate of what the Company's initial public offering (IPO) will price out at.

         Concentration of Credit Risk:

         At December 31, 1996, the Company had cash or cash equivalents (short-term, highly liquid investments readily convertible into cash with a maturity of three months or less) in excess of federally insured limits of $100,000.

         Income Taxes:

         Effective October 1, 1996, the Company elected to revoke their small business "S" corporation status and will thereafter be treated and taxed as a "C" corporation. Accordingly, a benefit for federal and state income taxes has been provided for in accordance with FASB 109 by the Company for the three month period ended December 31, 1996 that the Company operated as a "C" corporation.

         Inventory:

         The Company maintains inventory on machine parts and replacements and redemption prizes. Additionally, the Company maintains inventory for their food, beverage, liquor and beer purchases.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (continued)

         Employee Benefit Plan:

         The Company has a defined contributions plan (401-K) covering all employees who meet the eligibility requirements. To be eligible, an employee must be a full time employee who has one year of service and must be age twenty-one or older. The Company contributes fifty percent (50%) of the first six percent (6%) of base compensation that a participant contributes to the plan through their elected deferrals. Additional amounts may be contributed at the discretion of Company's Board of Directors.

2.       REAL PROPERTY, FIXED ASSETS AND EQUIPMENT AT DECEMBER 31, 1996:

         Property and equipment are stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. Assets placed into service during and after 1981 use either the straight line or accelerated methods for depreciation.

                                                             TOTAL

              BUILDING                                 $  20,423,393
              BLDG. IMPROVEMENTS                           2,553,703
              EQUIPMENT                                   14,798,522
              FURNITURE & FIXTURES                           840,274
              LEASEHOLD IMPROVEMENTS                          64,512
                 SITE DEVELOPMENT                             36,160
                 OTHER ASSETS                                134,256
                                                        ------------
                                                          38,850,820

                   LAND                                      884,305
                                                        ------------

                 TOTAL
                   BEFORE DEPRECIATION                    39,735,125

                 LESS: ACCUMULATED DEPRECIATION           12,944,180
                                                        ------------

                 TOTAL ASSETS - NET OF DEPRECIATION     $ 26,790,945
                                                        ============

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



3.       MORTGAGES AND NOTES PAYABLE:

         Long term debt at December 31, 1996 consists of the following:



                                                              PRINCIPAL BALANCE
                                                              -----------------              INTEREST                 MATURITY
         LENDER                     PROPERTY       CURRENT MATURITY   NON CURRENT MATURITY     RATE                     DATE
         ------                     --------       ----------------   --------------------     ----                    ------


         Consolidated Mortgage
           -Chase Manhattan -I      Melville}          $   252,704       $   3,269,954         11.42%            August 17, 2000
                                    Bayshore}
         Consolidated Mortgage
           -Chase Manhattan-II      Sayville}
                                    Shirley}
                                    Centereach}            220,360           3,285,763         10.57%            August 14, 2001

         Consolidated Mortgage
           Chase Manhattan          Syosset                156,672           1,736,368         P+1.5%            January 1, 2009

         Note Payable -
           -Junior Mortgages              -                160,000           1,039,996         P+1.5%               June 1, 2004
                                                       -----------        ------------

                                                           789,736           9,332,081
                                                       -----------        ------------

         Chase Manhattan
           -term loan               Syosset                247,200             659,240         P+1.0%            August 31, 2000

         Note Payable - Property
           Acquisition - Shareholder  Bayshore              68,838             297,621          9.25%           February 1, 2001

         State Bank - term loan     Sports Plus            220,000             788,333         P+1.5%               August, 2001
                                                       -----------        ------------

                                                           536,038           1,745,194
                                                       -----------        ------------

              Total                                    $ 1,325,774        $ 11,077,275
                                                       ===========        ============












                            (CONTINUED ON NEXT PAGE)

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        (CONTINUED FROM PRECEDING PAGE)


3.       MORTGAGES AND NOTES PAYABLE: (continued)

         The future principal maturities as of the above date are as follows:


                             CONSOLIDATED MORTGAGE
 Year End                Chase Manhattan  Chase Manhattan   Note Payable
 December 31      Total         I                II          Mortgages

      1997   $ 1,325,774     $   252,704   $   220,360      $   160,000
      1998     1,387,288         283,122       244,814          160,000
      1999     1,455,824         317,202       271,982          160,000
      2000     3,764,065       2,669,630       302,165          160,000
      2001     2,960,422            --       2,466,802          160,000
THEREAFTER     1,509,676            --            --            399,996
             -----------     -----------   -----------      -----------
             $12,403,049     $ 3,522,658   $ 3,506,123      $ 1,199,996
             ===========     ===========   ===========      ===========

                             [RESTUBBED FROM ABOVE TABLE]


                                   CHASE MANHATTAN
                                SYOSSET ACQUISITION         SPORTS PLUS
                Acquisition    Mortgage      Term Loan       Term Loan
      1997     $    68,838   $   156,672   $   247,200     $   220,000
      1998          75,480       156,672       247,200         220,000
      1999          82,768       156,672       247,200         220,000
      2000          90,758       156,672       164,840         220,000
      2001          48,615       156,672          --           128,333
THEREAFTER            --       1,109,680          --              --
               -----------   -----------   -----------     -----------
               $   366,459   $ 1,893,040   $   906,440     $ 1,008,333
               ===========   ===========   ===========     ===========




                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



3.       MORTGAGES AND NOTES PAYABLE:  (continued)

         Consolidated Mortgage - Chase Manhattan - I:

         On August 17, 1990, the Company entered into a loan agreement with Chase Manhattan (Chase) (formerly Chemical Bank) to increase Melville's existing mortgage of $841,625. At this closing, Chase Manhattan loaned to Bayshore Bowl, and to Melville, an additional sum of $3,758,375. The additional sum was consolidated with Melville's existing mortgage to Chemical to create a single mortgage lien of $4,600,000.

         Bayshore's portion of the mortgage with Chase was $3,200,000, the balance of $1,400,000 was attributable to Melville.

         The mortgage loan bears interest at a fixed rate of 11.42%. Commencing September 17, 1990 payments of principal and interest are due and monthly thereafter in the amount of $53,503 to be applied first against interest and the balance against principal. The entire principal balance is due and payable August 17, 2000.

         Consolidated Mortgage - Chase Manhattan-II:

         On August 14, 1991, the Company refinanced with Chase Manhattan existing mortgages held on the following properties:

         Property                                         Mortgage Held By
         --------                                         ----------------
         Shirley Lanes                                    Marine Midland
         Sayville Bowling Center                          Southhold Savings
         Recreational Concepts                            Marine Midland
         Recon Associates                                 Marine Midland

         The new consolidated mortgage with Chase Manhattan as originally issued aggregated $4,359,000 and is in addition to the previous $4,600,000 mortgage that was executed August 17, 1990 by the Company.

         The mortgage bears interest at a fixed rate of 10.57% per annum commencing September 14, 1991 with payments of principal and interest due monthly in the amount of $48,373. The mortgage is based upon a fifteen year amortization payout with a ten year balloon that calls for the entire principal balance to be due and payable on August 14, 2001.

         Stock Buyout Acquisition:

         On August 16, 1990, the then principal shareholders of the former Company, Arthur J. Calace, Jr. and Jay Orloff, reached an agreement whereby Calace acquired Orloff's ownership interest in the Company and its former affiliates.

         The consideration paid for this acquisition was $2,800,000. Upon the execution of the agreement, $500,000 was paid to Orloff and an installment note in the amount of $2,300,000 was issued by Calace to Orloff. This note was subsequently refinanced on May 19, 1994 and incorporated by Chase Manhattan as junior debt (see Note 3- Junior Mortgage).

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



3.       MORTGAGES AND NOTES PAYABLE:  (continued)

         Subsequent to the plan of reorganization (see Note 1), Mr. Calace assigned both his interest acquired from Jay Orloff and the resulting obligation of $2,300,000 to the Company.

         Syosset Bowl Acquisition and Financing:

         On April 14, 1993, the Company purchased for $2,000,000 the real property that was previously known as Syosset Bowl. The real property purchased was a vacant building that occupied one parcel of land.

         In connection with this acquisition, the Company obtained the necessary financing from its shareholders', Chase Manhattan and current operations. The funds obtained for this acquisition and improvement were received from the following sources:

         - Shareholders' Series II - Notes Payable                   $  500,000
         - Chase Manhattan Acquisition Mortgage        $1,612,500
         - Chase Manhattan Construction Loan              737,500     2,350,000
                                                    -------------
         - Chase Manhattan Equipment Term Loan                        1,450,000
                                                                     ----------

                      Total Financing Obtained                       $4,300,000
                                                                     ==========

         The Shareholders Series II notes payable of $450,000 bear interest at ten percent (10%) per annum payable quarterly. The notes mature and are payable in full on January 1, 1998. The series of notes consists of five (5) separate notes payable to five different shareholders ranging from $25,000 to $300,000 per note. One note, in the amount of $50,000 was converted to Convertible Redeemable Preferred Stock subsequent to the balance sheet date. However, the conversion is reflected at December 31, 1996.

         On January 20, 1994, Chase Manhattan consolidated its original acquisition mortgage of $1,612,500 and construction loan of $737,500 with the Company into a single first mortgage of $2,350,000. This new consolidated first mortgage bears interest at the rate of one and one half percent (1 1/2%) over the Chase Manhattan prime rate. The principal is payable in 180 equal monthly installments of $13,056 commencing on February 1, 1994. The entire principal balance is due and payable January 1, 2009.

         The Chase Manhattan Term loan of $1,450,000 was used to finance the purchase of equipment. The loan bears interest at one and one half percent (1 1/2%) per annum above prime and is amortized over seven (7) years according to the following amortization schedule:

         -  Twenty four (24) equal payments commencing
                   on September 30, 1993 of $8,915 and              $   213,960
         -  Fifty nine (59) equal payments commencing
                   on September 30, 1995 of $20,600 and               1,215,400
         -  One final principal payment due on August 31,2000 of         20,640
                                                                    -----------

                                                                    $ 1,450,000
                                                                    ===========

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



3.       MORTGAGES AND NOTES PAYABLE:  (continued)

         Junior Mortgage:

         On May 19, 1994, the Company entered into a new loan agreement with Chase Manhattan to refinance the "Orloff" acquisition note for $1,600,000. The loan bears interest at the floating rate of 1.5% over the Bank's prime rate. The payments of principal are fixed in the amount of $13,334 and begin on July 1, 1994. The entire balance of the mortgage is due with accrued interest on June 1, 2004.

         Line of Credit:

         The Company had established a line of credit at Chase Manhattan for funds up to $400,000.

         Loan Covenants:

         As a condition for providing the Company with the long-term financing detailed above, Chase Manhattan has included in their mortgage and note agreements certain loan covenants. These loan covenants specify certain financial statement amounts and ratios that are to be maintained by the Company. At December 31, 1996, the Company is not in compliance with the loan covenants. However, the Company did receive a waiver from Chase Manhattan regarding the loan covenants.

         As an additional condition for providing the Company with the long term financing, Chase Manhattan requested that Mr. Calace in addition to the Corporation provide Chase Manhattan with his personal guarantee on all existing loans and mortgages. In consideration for this guarantee the Company has agreed to accrue a loan guarantee fee at a rate of one quarter of one percent (1/4%) per annum on the average outstanding principal balance each year, payable to Mr. Calace. Since this fee is not being paid currently, the Company has recorded and recognized the obligation.

         Sports Plus Construction and Equipment Loan:

         In August 1996, the Company executed with Chase Manhattan an extension and modification agreement on their existing loan for an additional $1,250,000 bringing the total construction financing commitment by Chase to $14,250,000.

         On August 25, 1995 the Company entered into a loan agreement with Chase Manhattan to finance the construction and purchase of equipment for the development of their Sports Plus project (see Note 6). The loan is secured by a commercial mortgage for an amount not to exceed $14,250,000.

         Both the construction and equipment loans bear interest at the rate of 2% over the prime lending rate and is payable monthly.

         Construction is to be completed within eighteen months of the closing of this loan. At the time of completion Chase Manhattan will convert this construction loan and the equipment loan to permanent financing in accordance with the mortgage commitment.

         The permanent loan will bear interest at a rate equal to 2% plus the prime rate payable monthly. The loan will be amortized as follows:

         o During the first two (2) year term of the permanent loan, twenty-four (24) consecutive monthly principal payments based upon a nineteen (19) year amortization rate commencing on the first day of the month after the conversion from a construction (interest only) loan to a permanent loan.

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



3.       MORTGAGES AND NOTES PAYABLE:  (continued)

         o During the last eight (8) year term of the permanent loan, ninety-five (95) consecutive monthly principal payments based upon a fourteen and a third (14 1/3) year amortization rate.

         Sports Plus Construction and Equipment Loan: (continued)

         o One final principal payment equal to the unpaid principal plus the accrued but unpaid interest.

               The loan is subject to various fees of which some were paid on exercising the commitment, some at the time of closing, and the balance to be paid over four years. These fees aggregate $1,127,500. In addition to the corporate guarantee, collateral, and security interests assigned, the loan is also personally guaranteed by Mr. Calace, the Company's chairman and largest single shareholder.

               Additionally, Chase Manhattan required and received from the shareholders' of the Company their stock pledge as collateral for fifty-one percent (51%) of the Company's stock.

         This loan like previous existing loans with Chase Manhattan is also subject to certain loan covenants, financial ratios and minimum balances to be maintained.

         Sports and Entertainment Facility - Term Loan - State Bank of Long
         Island:

         In April, 1996, the Company increased their line of credit by $100,000 from $1,000,000 to $1,100,000 and converted the line of credit to a sixty (60) month term loan. The payments of principal are fixed in the amount of $18,333 and began in August 1996. The loan is a five (5) year term loan payable at an interest rate of 1.5% over the bank's prime rate.

         State Bank of Long Island - Line of Credit:

         On July 29, 1996, the Company established a line of credit and borrowed the maximum funds of $100,000. These funds are to be used for the day to day operation of the facility. The line bears interest at the rate of 1% over the Bank's prime rate. The line of credit is due and payable on August 29, 1997.

4.       INCOME TAXES:

         As of December 31, 1996, the Company adopted FASB 109 since it now reports and files as a "C" corporation. As a result of adopting FASB 109, the Company has recognized deferred tax assets that are deductible temporary differences which aggregate to $393,652, primarily related to the basis of fixed assets and deferred tax liabilities for taxable temporary differences which aggregate to $190,482, primarily related to depreciation. At December 31, 1996, the Company had a net operating loss (NOL) in the amount of $141,662 which will be used to offset future taxable income. This NOL will expire in the year 2011.

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



5.       COMMITMENTS:

         Rocky Point Bowl:

         On July 1, 1989, the Company extended its existing lease agreement with In Towne Shopping Center Co. to run through June 30, 2009. The Company had originally entered into a lease agreement with In Towne Shopping Center Co., Inc., on March 30, 1973 for the rental of 30,880 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents and cost of living index adjustments commencing June 1, 1976.

         During the period ended December 31, 1996, rental expense under the long-term lease obligation was $135,855.

         Future obligations over the primary terms of the Company's long-term leases as of December 31, 1996 are:

                                      * AMOUNT PER ANNUM        TOTAL
                                        ----------------        -----
               7/1/94 - 6/30/99        $     100,000         $    250,000
               7/1/99 - 6/30/04              110,000              550,000
               7/1/04 - 6/30/09              120,000              600,000
                                       -------------         ------------

                                       $     330,000         $  1,400,000
                                       =============         ============

         * Note - These amounts are exclusive of any future cost of living index adjustments.

         Stony Brook Bowl:

         The Company entered into a lease agreement with S&E Realty on June 1, 1976 for the rental of 34,500 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents commencing June 1, 1976.

         In August, 1996, the Company did not renew their lease with S&E Realty when it expired. The Company instead moved the business into the new Sports Plus facility location (Lake Grove Bowl).

         During the period ended December 31, 1996, rental expense under the long-term lease obligation was $105,000.

         Sports Plus:

         The Company entered into a lease agreement with a related party (Three Grove Partners) to lease the land on which the Sports Plus facility is located. The lease is for a term of 48 years with annual base rents of $256,000, payable in equal monthly installments of $21,334. In addition to the base rent, the Company shall pay an additional 5% on the amount of revenues earned in excess of the Company's gross operating income base level of $8,000,000 in any calendar year. As a condition to this lease, Three Grove Partners agreed to subordinate their land value to Chase Manhattan Bank for up to $14,250,000.

         During the period ended December 31, 1996, the rental expense under the above long-term lease obligation was $96,003.

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS



5.       COMMITMENTS: (continued)

         Private Placement Agreement:

         The Company signed an agreement with Josephthal Lyon & Ross Incorporated (Josephthal) to act as their exclusive placement agent to sell $4,000,000 of its preferred stock subscriptions. Josephthal will be paid at each closing of sales a cash commission of eight percent (8%) of the subscription price of each share sold by or through Josephthal. This agreement was subsequently canceled on June 10, 1997.

         Guarantee:

         Barclays Bank, in exchange for releasing Leisure's corporate guarantee on their mortgage with Three Grove Partners (a related party), agreed to release their first lien and priority position to Chase Manhattan Bank on the 16 acre parcel of land that Three Grove Partners owns and leases to Sports Plus and Leisure Complexes, Inc. under a long term ground lease.

6.       TRANSACTIONS WITH RELATED PARTIES:

         In the normal course of business, receivables, payables, revenues, and expenses have been, and will continue to be generated from transactions with related parties. The Company had entered into various agreements with a number of entities controlled by, and or affiliated with, its shareholders and officers.

         One such agreement calls for a management fee to be charged by the Company to their affiliates, The Ponds. This management fee is being accrued at a rate of three percent (3%) per annum of their total gross revenues.

7.       SUBSEQUENT EVENT:

         In May 1997, the catering facility of a related party, Three Grove Partners, transferred its kitchen equipment and related loan with Suffolk County National Bank in the amount of $207,722.

         In June 1997, prior to canceling their agreement with Josephthal, the Company raised an additional $300,000, exclusive of selling commission costs, from the private placement memorandum offering (see Note 1).

         Sale of Business (Unaudited):

         On July 24, 1997, the Company and its shareholders agreed to sell its business pursuant to an acquisition agreement with Family Golf Center, Inc. ("FGCI") that will be treated as a tax free merger to the existing Company shareholders.

         In exchange for the Company's net assets and continuing business operations, FGCI assumed all existing debt and liabilities of the Company and issued stock of 509,090 of FGCI to the existing shareholders of the Company.